M E M O R A N D U M


        Securities Act Release No. 33-7646, dated February 26, 1999
              Regarding Registration of Securities on Form S-8


     Purpose
     -------
     To clarify that S-8 is not available to consultants who directly or indirectly promote or maintain a market for the issuer's securities, declaring that these persons take from an issuer with a view to distribution and are therefore "statutory underwriters" (who presumably would not have an exemption for the resale of securities issued in these types of transactions [Section 4(1) of the Securities Act of 1933, as amended (the "Act"), the exemption relied upon for secondary sales of securities, is not available to "issuers, underwriters or dealers" in securities]).

     Background
     ----------
     As of April 7, 1999, the availability of S-8's streamlined registration process was restricted to deter the abuse of the Form to make sales to the general public through so-called "consultants" and "advisors," and to eliminate registration on the Form to "stock promoters."

     S-8 eliminated a need to file a prospectus that duplicated information usually available to plan participants who were being compensated by the issuance of securities rather than cash, and it reflected the Commission's distinction between offerings made to employees for compensatory reasons and offerings made for capital raising. The Commission reasoned that the relationship of the employee to the issuer provided the employee with a familiarity of the issuer's business sufficient to justify the abbreviated disclosure, which would not be adequate in a capital raising transaction.

     The 1990 amendment included "consultants" whom the Commission found no reason to distinguish from regular employees, for bona fide non-capital raising services rendered.

     Abuses
     ------
     Since 1990, the Form has been used to distribute securities to the public without the protections to investors of registration under Section 5 of the Act. Securities are often issued to so-called "consultants" for nominal services, with pre-arrangements for exercise and distribution to the public in the underlying markets. Often the options granted are exercised to provide funds to the issuer or the proceeds of the sales are for the payment of debts of the issuer that are not related to any services provided by the consultants.

     The initial registration of the shares underlying these options did not register the public "capital raising" transaction which actually takes place via the secondary sales. In these instances, the employee or consultant acts as a conduit to the public, and the shares are not actually issued as compensation for services, for which the Form is solely intended.


     Securities have also been issued to consultants whose services are to promote the issuer's securities. This practice invites fraud by providing inexpensive compensation to person who hype the securities of the issuer and expand the issuer's market through resales by theses and other persons.

     Through its recent amendments to Form S-8, the Commission has sought to curb these practices, while maintaining, to the extent possible, the initial intent of the Form, i.e., the registration of compensatory transactions between the issuer and consultants and advisors who render bona fide services outside of "capital raising" circumstances, as well as to traditional employees.

     Amendments
     ----------
     The Form's availability is for employees or employees or subsidiaries, pursuant to any employee benefit plan. An "employee" is defined to include a consultant or advisor who provides bona fide services to the issuer other than in capital raising transactions. Like the traditional employee, the consultant or advisor must be a natural person, and there must be a contract between the issuer and the consultant or advisor. The Commission has determined that "capital raising" includes (i) compensation for any service that directly or indirectly promotes or maintains a market for the issuer's securities, or (ii) where the securities are issued to persons who act as conduits for a distribution to the general public.

     Securities issued to persons who promote the issuer's securities are outside the intent of the Form. Securities cannot be issued to anyone who directly or indirectly promotes or maintains a market in the issuer's securities.

     Issuers cannot use the Form for the issuance of securities to consultants and advisors whose services related to potential capital restructuring because this service is a predicate to "capital raising" and market maintenance; however, services rendered in structuring the compensation scheme would be included under the Form.

     Public relations services are also prohibited as the Commission believes these services enhance and expand the market of the issuer and its securities.

     Rule 701 Amendments
     -------------------
     As of April 7, 1999, the Commission amended Rule 701 to harmonize the definition of "consultants and advisors" permitted to use the Rule to the narrower definition of Form S-8. As revised, securities promoters will clearly be excluded from the scope of persons eligible to use Rule 701.